Exhibit 99.1

Raytheon	Raytheon Company Media Relations 870 Winter Street Waltham, MA 02451 http://www.raytheon.com
News release

FOR IMMEDIATE RELEASE

Contact:

Steve Brecken

781.522.5127

RAYTHEON NAMES DR. TAYLOR LAWRENCE VICE PRESIDENT, ENGINEERING, TECHNOLOGY AND MISSION ASSURANCE

WALTHAM, Mass., (March 2, 2006) – Raytheon Company has appointed Taylor W. Lawrence, Ph.D., vice president, Engineering, Technology and Mission Assurance, effective April 10, 2006. In his new position, Dr. Lawrence will be responsible for the company’s vision and leadership in these strategic areas, which include over 40,000 engineers working on more than 8,000 programs. He will report directly to Raytheon Chairman and Chief Executive Officer William H. Swanson.

“Taylor is a proven leader who understands how technology and innovation can drive growth in a company,” said Swanson. “His deep experience in defense, R&D and government complements Raytheon’s strong capabilities. I’m pleased to welcome him to the company.”

Most recently, Dr. Lawrence, 42, was sector vice president and general manager, C4ISR & Space Sensors Division for Northrop Grumman Electronic Systems (NYSE: NOC). He joined Northrop Grumman in March 1999 as vice president, Products and Technology for the company’s Systems Development & Technology Division and was promoted to sector vice president and general manager of that division in August 2001. Dr. Lawrence was named to his most recent position as sector vice president and general manager for the Electronic Systems Division in December 2004.

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Before joining Northrop Grumman, Dr. Lawrence served as the staff director for the Select Committee on Intelligence for the U.S. Senate and, previously, as deputy director, Information Systems Office of the Defense Advanced Research Projects Agency. Dr. Lawrence has also held a variety of scientific and research leadership positions, including director of advanced technology for the Defense Airborne Reconnaissance Office; deputy program leader, Advanced Imaging, Imaging & Detection Program of the Lasers Directorate at the Lawrence Livermore National Laboratory; senior staff scientist of the Research & Development Division of Trex Enterprises; and research assistant and undergraduate research fellow in the Department of Physics at the California Institute of Technology.

Dr. Lawrence holds a bachelor’s of science degree in physics from the California Institute of Technology, a master’s of science in applied physics from Stanford University and earned his Ph.D. in applied physics from Stanford University in 1992. He serves on the Board of Directors of the Air Force Studies Board of the National Academies, is an Advisor to the Defense Science Board and Defense Policy Board and is a lifetime member of the American Institute of Aeronautics and Astronautics. In 1996, Dr. Lawrence was honored with the Secretary of Defense Medal for Meritorious Civilian Service.

Raytheon Company (NYSE: RTN), with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

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